Exhibit 6.2

ASSIGNMENT OF COOPERATION AGREEMENT

This Assignment of Cooperation Agreement (this “Assignment”) is made as of May 5, 2023, by and between Elevate.Money, Inc., a Delaware corporation (“Assignor”), and Future of Housing Fund, Inc., a Maryland corporation (“Assignee”). Assignor and Assignee are sometimes referred to in this Assignment, collectively, as the “Parties” and each, individually, as a “Party”. All references in this Assignment to Sections and Subsections refer to sections and subsections of this Assignment unless otherwise indicated.

Background

Assignor and BOXABL INC., a Nevada corporation (“Boxabl”), entered into that certain Cooperation Agreement, dated February 22, 2023 (the “Cooperation Agreement”), pursuant to which, among other things, Boxabl granted to Assignor a right of first refusal to purchase up to 10% of Boxabl’s production of foldable, transportable building units that Boxabl currently markets under the name “Casita”.

Assignee was organized to act as a Participant RE Entity (as such term is defined in the Cooperation Agreement) for the purpose of developing communities utilizing Boxabl’s Casitas, and Assignee is a wholly-owned subsidiary and Affiliate (as such term is defined in the Cooperation Agreement) of Assignor.

On or about the date of this Assignment, Assignee and Assignor have entered, or will enter, into that certain Advisory Agreement, pursuant to which Assignor will provide certain consulting services to Assignee.

As a condition to Assignee engaging Assignor to provide consulting services, Assignee has required that Assignor assign Assignor’s rights under the Cooperation Agreement to Assignee, subject to the terms and conditions of this Assignment.

Agreement

In consideration of the matters described above, the mutual benefits and obligations set forth in this Assignment, the Parties agree as follows:

1.            Assignment and Assumption. In accordance with Section 19.4 of the Cooperation Agreement, (a) Assignor does hereby assign, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to the Cooperation Agreement and all of Assignor’s rights, duties and obligation under the Cooperation Agreement, (b) Assignee does hereby accept all right, title and interest in and to the Cooperation Agreement and (c) Assignee does hereby assume (and shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms) all duties and obligations of Assignor under the Cooperation Agreement.

2.             Reversion of Assignment.

2.1           Definition. The term “Reversion Event” means:

(a)             Assignor’s ceasing to provide services to Assignee;

(b)            at any time after January 1, 2025, both of the following are occurring simultaneously: (i) Assignee is no longer offering its securities through an offering that involves a general solicitation, and (ii) Assignee has not purchased at least one Boxabl Casita under the Cooperation Agreement during the past six months; or

(c)            Assignee’s making an assignment for the benefit of creditors; or Assignee’s admitting in writing to its inability to pay its debts as they become due; or Assignee’s becoming insolvent; or Assignee’s filing a voluntary petition in bankruptcy and/or any petition seeking similar relief pursuant to any of the provisions of the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., as amended, or any similar present, successor, or future statute, law, and/or regulation; or the filing of any such petition against Assignee; or the commencing of an action against Assignee seeking any such relief, provided that such action shall not have been dismissed (or that all orders or proceeding thereunder affecting Assignee shall not have been stayed), or if any such order or proceeding has been stayed and such stay has subsequently been set aside; or Assignee’s filing any answer admitting or not contesting the material allegations of a petition filed against Assignee in any such proceeding; or Assignee’s seeking, consenting to or acquiescing in the appointment of any trustee, receiver, and/or liquidator for Assignee, or for any portion of Assignee’s assets, or the appointment (which appointment was made without the consent or acquiescence of Assignee) of a trustee, receiver, and/or liquidator for Assignee or for any portion of Assignee’s assets, which appointment is not vacated within 60 days of the granting of the same.

2.2           Reversion Procedure. At any time while a Reversion Event is ongoing, Assignor may trigger the reversion of the assignment in Section 1 by providing written notice to Assignee in accordance with Subsection 3.10. Effective upon Assignee’s receipt of such notice, the assignment in Section 1 will be deemed void and all right, title and interest in the Cooperation Agreement, and all rights, duties and obligations under the Cooperation Agreement will revert back to Assignor, without further action required by either Party.

3.             Miscellaneous.

3.1           Governing Law; Venue. This Assignment will be interpreted in accordance with and governed by the laws of the State of Nevada, without regard to principles of conflicts of law. The exclusive venue for any dispute relating to this Assignment will be in Orange County, California.

3.2           Costs of Enforcement. If any Party seeks to enforce its rights under this Assignment by legal proceedings, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all court costs, expert witness fees and attorneys’ fees.

3.3           No Waiver. No waiver by either Party of any default will be deemed as a waiver of any prior or subsequent default of the same, or of other, provisions of this Assignment.

3.4           Amendments. This Assignment will not be modified or amended except in writing signed by the Party to be charged and specifically referring to this Assignment.

3.5           Entire Agreement. This Assignment contains the entire understanding between the Parties with respect to the subject matter of this Assignment and supersedes any and all prior or contemporaneous written or oral negotiations and agreements between the Parties regarding the subject matter hereof.

3.6           Severability. If one or more provisions of this Assignment are held to be illegal or unenforceable under applicable law, such illegal or unenforceable provision(s) will be revised to make them legal and enforceable. The remainder of this Assignment will otherwise remain in full force and effect and enforceable in accordance with its terms.

3.7           Successors and Assigns. This Assignment and the rights, duties and obligations of the Parties may not be assigned or encumbered by any Party without the prior written consent of the other Party. This Assignment will inure to the benefit of, and be binding upon, the respective heirs, executors, administrators, legal representatives, and permitted successors and assigns of each Party.

3.8           Counterparts. This Assignment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including ..pdf) or other reliable electronic means and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.9           Further Assurances. Each Party will execute such documents and perform such further acts as may be reasonably requested by the other Party to carry out or perform the provisions of this Assignment.

3.10         Notices. All notices required or permitted under this Assignment will be in writing, will reference this Assignment, and will be deemed given: (a) when delivered personally; (b) one business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth in the signature blocks below or to such other address as may be specified by either Party to the other Party in accordance with this Subsection.

3.11         No Third Party Beneficiaries. It is the explicit intention of the Parties that no person or entity other than the Parties is or will be entitled to bring any action to enforce any provision of this Assignment against any of the Parties, and the covenants, undertakings and agreements set forth in this Assignment are solely for the benefit of, and shall be enforceable only by, the Parties or their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

3.12         Relationship of the Parties. The Parties are independent contractors with respect to each other, and neither Party is the employee, joint venturer or partner of the other.

[Signature page follows]

The Parties have executed this Assignment of Cooperation Agreement as of the date first written above.

Elevate.Money, Inc.

By:	/s/ Harold C. Hofer
Harold C. Hofer, CEO
4600 Campus Drive, Suite 201
Newport Beach, CA 92660

Future of Housing Fund, Inc.

By:	/s/ David Perduk
David Perduk, President
4600 Campus Drive, Suite 201
Newport Beach, CA 92660

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